Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our Firm in the Pre-Effective Amendment No. 3 to the Registration Statement on Form N-1A of Palmer Square Funds Trust and to the use of our report dated August 27, 2024 on the financial statements of Palmer Square Funds Trust (the “Trust”) and Palmer Square Credit Opportunities ETF, a series of the Trust, as of August 27, 2024 and the related notes (collectively referred to as the “financial statements”). Such financial statements are included in this Pre-Effective Amendment.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

September 6, 2024